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                     September 1, 2022

       Josh DeFonzo
       Chief Executive Officer
       Lux Health Tech Acquisition Corp.
       920 Broadway
       11th Floor
       New York, New York 10010

                                                        Re: Lux Health Tech
Acquisition Corp.
                                                            Form 10-K for the
Fiscal Year Ending December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-39657

       Dear Mr. DeFonzo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction